BlackRock Funds II (the "Registrant"): BlackRock
Strategic Income Opportunities Portfolio

77Q1(e):
Copies of new or amended Registrant investment advisory contracts

Attached please fund as an exhibit to Sub-Item
77Q1(e) of Form N-SAR, a copy of the new Sub-
Investment Advisory Agreement between the
Registrant and BlackRock Advisors, LLC
("Adviser") and BlackRock (Singapore) Limited
("Sub-Adviser").


Exhibit 77Q1(e)

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